UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 12, 2010

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 18, 2010, Ferro Corporation (the "Company") announced additional restructuring initiatives associated with the Company’s European manufacturing operations. The Company concluded required consultations with workers’ representatives in Portugal on February 12, 2010.

As a result of the new initiatives, Ferro expects to discontinue manufacturing of dinnerware frit materials in Castanheira, Portugal. This action represents the final step in consolidation of high-volume frit production into the Company’s manufacturing site in Almazora, Spain. The Company also announced plans to consolidate plastics manufacturing from Portugal to its existing plastics production facility in Almazora, Spain. Because of the manufacturing consolidation, the number of selling, general and administrative positions in Portugal are expected to be reduced as well. In total, approximately 125 positions are expected to be eliminated when the initiatives are completed by August 2010.

The Company expects to record charges of approximately $14 million in the six-month period ended June 30, 2010, related to the costs of the restructuring. The charges include approximately $8 million in severance costs, $3.4 million in asset write-offs and $1.4 million in dismantling costs. The initiatives are expected to generate pre-tax cost and expense savings of approximately $5 million on an annual basis.

A copy of the press release announcing the actions is attached, hereto, as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1: Press release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

February 18, 2010	By:	Sallie B. Bailey

Name: Sallie B. Bailey
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release